Exhibit 99.1

Hospitality Industry Veteran, Alan Greenstein, joins Latitude 360 (LATX) as its New Chief Financial Officer

Former CFO, Kenneth Adams returns to the Middle East to work with Latitude 360 Global

(New York, NY – March 12) - Latitude 360 (LATX), an award-winning, multi-platform venue featuring premier upscale casual dining and state-of-the-art entertainment offerings, today announced the hiring of Alan J. Greenstein as Chief Financial Officer. Mr. Greenstein has extensive experience as a CFO, and senior C level leadership in the hospitality, gaming, and banking industries for the last 30 years. Alan served as Chief Financial Officer for Revel Entertainment Group in Atlantic City, NJ. Mr. Greenstein oversaw start-up operations for the Company’s 1st casino project: a 6.2 million sf beachfront operation which included approximately 14 restaurants, 1399 hotel rooms and spa, 5,500 seat entertainment arena, retail space, 125,000 square foot casino and approximately 100,000 square feet of convention space. Mr. Greenstein helped secure $2.5 billion in financing for the project during a downturn and recession in the U.S. economy. Prior work experience for Mr. Greenstein also includes Chief Financial Officer for Mohegan Sun Casino, Senior Vice President and Chief Financial Officer of Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) and financial positions with Caesars World Inc. and Trump Plaza Hotel & Casino.

“We are fortunate and excited to have Alan join the team and prepare us for the continued future growth of our company,” said Brent W. Brown, Founder and Chief Executive Officer of Latitude 360. “His extensive background in the hospitality industry growing multi-faceted venues, coupled with his experience in ground-up business and project development will prove invaluable to our company as we expand across the US.”

Greenstein replaces Kenneth H. Adams, who will be working with Latitude 360 Global, the international Franchisor for Latitude 360 Inc. in the Middle East. In early March, Latitude 360 announced it has entered into a Franchise Agreement with Al Sedriyah, a restaurant and hospitality company based in Doha, Qatar. The deal enables Latitude 360 to expand its dynamic and unique brand to the Middle East. Latitude 360 plans to continue its Franchising into the Middle East with expansion plans in the United Arab Emirates to create the “360 Experience” TM for many cities and cultures around the globe.

Brown added, “We are pleased that Ken has accepted the challenge to help grow our Latitude 360 brand overseas given his truly impressive track record in the international restaurant industry. During Ken’s tenure as our CFO, he has implemented important systems and procedures to prepare us for the future growth of our company,” Brown concluded, “I look forward to working with both Ken and Alan as we grow this new and dynamic restaurant and entertainment experience to its potential across the globe.”

ABOUT LATITUDE 360

Latitude 360 (LATX) is an award-winning pioneer of combining premier upscale casual dining with state-of-the-art entertainment creating a “360 EXPERIENCE” TM in its unique venues. The Company develops, constructs, and operates cutting-edge Latitude 360 locations (from 35,000-85,000 sw. ft) that appeal to a broad base of consumers and corporate clients. Its three current award-winning locations are based in Jacksonville, FL, Pittsburgh, PA, and Indianapolis, IN, with more locations opening in the next several months in New York and Massachusetts.

ABOUT ALAN GREENSTEIN

Alan Greenstein brings approximately thirty years of gaming industry and hospitality resort experience, mostly serving as the Chief Financial Officer of the Revel Resort and Casino in Atlantic City, NJ for approximately seven years. Alan also held the position of Senior Vice President, Chief Financial Officer of the Mohegan Sun Casino in Connecticut, where he worked from 1995 to 2005. As CFO for both Mohegan Sun and Revel, Alan was responsible for overseeing the start-up operations, including but not limited to the preparation of internal and accounting controls, financial accounting, operational accounting, casino credit, count-rooms, cage operations, internal audit, and budgets and analysis. Alan was also responsible for regulatory affairs and compliance with all relevant agencies, commissions, and departments. Alan has been part of the opening executive team for six casino projects. Alan is a Certified Public Accountant.

Forward-Looking Statements

This news announcement may contain certain “forward-looking statements.” Such statements include those related to the company’s expectations about future events or to the company’s future financial performance, including anticipated growth opportunities and access to capital, and are not historical facts. Forward-looking statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

5W Public Relations

Latitude360@5wpr.com

212-999-5585